Exhibit 99.1

Valentis, Inc.

Valentis, Inc.

Joe Markey

(650) 697-1900 x369

markey@valentis.com

VALENTIS ANNOUNCES FISCAL 2006 FINANCIAL RESULTS

Burlingame, CA, September 28, 2006 - Valentis, Inc. (NASDAQ:VLTS) today announced fiscal 2006 financial results for the fourth quarter and fiscal year ended June 30, 2006.

Valentis reported a net loss for the year ended June 30, 2006 of $15.3 million, or $0.99 per basic and diluted share, on revenue of $727,000, compared to a net loss of $11.1 million, or $0.85 per basic and diluted share on revenue of $2.2 million for fiscal year ended June 30, 2005.

For the quarter ended June 30, 2006, Valentis recorded a net loss of $3.0 million, or $0.17 per basic and diluted share, on revenue of $140,000 compared to a net loss of $2.6 million, or $0.19 per basic and diluted share, on revenue of $557,000, for the quarter ended June 30, 2005.

On June 30, 2006, Valentis had $4.3 million in cash, cash equivalents and short-term investments compared to $7.9 million on March 31, 2006 and $12.5 million on June 30, 2005. The decreases of $3.6 million and $8.2 million in cash, cash equivalents and short-term investments balances for the quarter and the year, respectively, reflect a $5.3 million financing completed in March 2006 offset by spending to fund the company’s operations.

Costs of contract research consisted of costs incurred for contract research on the manufacturing of biological materials for other companies. For the fiscal years ended June 30, 2006 and 2005, costs of contract research were $93,000 and $521,000, respectively. For the quarter ended June 30, 2006 and 2005, costs of contract research were $17,000 and $293,000, respectively.

Research and development expenses for the fiscal year ended June 30, 2006 increased to $11.2 million, from $9.2 million for fiscal 2005. The increase was primarily attributable to increased expenses related to VLTS 934 Phase IIb clinical trial and non-cash stock-based compensation expenses recorded in the year ended June 30, 2006. Research and development expenses for the quarter ended June 30, 2006 decreased to $2.0 million, from $2.1 million for the corresponding period in fiscal 2005. The decrease was primarily attributable to decreased clinical trial expenses offset by non-cash stock-based compensation expenses recorded in the quarter ended June 30, 2006.

General and administrative expenses for the fiscal year ended June 30, 2006, increased to $5.0 million from $3.8 million in fiscal 2005. General and administrative expenses for the quarter ended June 30, 2006, increased to $1.2 million from $750,000 in the corresponding period in fiscal 2005. The increases were attributable primarily to non-cash stock-based compensation expenses recorded in the year and quarter ended June 30, 2006.

Liquidity

Valentis has received a report from our independent auditors regarding our consolidated financial statements for the fiscal year ended June 30, 2006 that includes an explanatory paragraph stating that the financial statements have been prepared assuming Valentis will continue as a going concern. The

863A Mitten Road • Burlingame, CA 94010 • Tel. (650) 697-1900 • Fax (650) 652-1990

explanatory paragraph states the following conditions, which raise substantial doubt about our ability to continue as a going concern: (i) we have incurred losses since inception, including a net loss of $15.3 million for the year ended June 30, 2006, and our accumulated deficit was $240.0 million at June 30, 2006 and (ii) we anticipate requiring additional financial resources to enable us to fund our operations at least through June 30, 2007.

July 2006 Clinical Trial Results for VLTS 934

In July 2006, Valentis announced that no statistically significant difference was seen in the primary endpoint or any of the secondary endpoints in its Phase IIb clinical trial of VLTS 934 in PAD. Valentis has no plans for further development of VLTS 934, has ceased research and development activities on all of its remaining potential products and technologies and is assessing strategic opportunities, which include the sale or merger of the business, the sale of certain assets or other actions.

About Valentis

Valentis is a biotechnology company that was engaged in the development of innovative products for peripheral arterial disease (PAD), a large and unsatisfied market. On July 11, 2006 Valentis announced that no statistically significant difference was seen in the primary endpoint or any of the secondary endpoints in its Phase IIb clinical trial of VLTS 934 in PAD. The primary efficacy endpoint in the study was improvement in exercise tolerance on an escalating grade treadmill after 90 days in patients receiving VLTS 934 versus patients receiving placebo. While Valentis focused its efforts on the development of novel peripheral arterial disease therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Factors that could affect Valentis’ actual results include uncertainties regarding our current financial condition, uncertainties regarding strategic opportunities that may be available to us, our ability to obtain financing and additional capital, our ability to continue to as a going concern, the cessation of all of our research and development activities and the early stage of our remaining potential products and technologies. Further, there can be no assurance that Valentis or any other corporate partner will be able to develop commercially viable therapeutics for peripheral arterial disease, that any of Valentis’ programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained, or that any clinical trial will be successful. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in Valentis’ operations and business environments. The risks and uncertainties to which Valentis is subject are described more fully in Part I — Item 1A. Risk Factors and elsewhere in the Valentis Annual Report on Form 10-K for the period ended June 30, 2006, as filed with the Securities and Exchange Commission, as may be updated from time to time by future filings that Valentis makes with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Valentis, Inc.

Selected Consolidated Financial Data

Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30,		Year ended June 30,
	(unaudited)
	2006	2005	2006	2005
License and milestone revenue	$107	$276	$627	$1,640
Contract research revenue	33	281	100	476
Other revenue	—	—	—	61
Total revenue	140	557	727	2,177
Costs and operating expenses:
Cost of contract research	17	293	93	521
Research and development	2,005	2,138	11,228	9,169
General and administrative	1,186	748	4,987	3,763
Total operating expenses	3,208	3,179	16,308	13,453
Loss from operations	(3,068)	(2,622)	(15,581)	(11,276)

Interest income	71	65	279	285
Other income and expense, net	—	(34)	(35)	(92)
Net loss	$(2,997)	$(2,591)	$(15,337)	$(11,083)

Basic and diluted net loss per share	$(0.17)	$(0.19)	$(0.99)	$(0.85)
Shares used in computing basic and diluted net loss per common share	17,132	13,260	15,453	13,028

Condensed Balance Sheets

(in thousands)

	June 30, 2006	June 30, 2005
Assets
Cash, cash equivalents and short-term investments	$4,348	$12,513
Other current assets	367	694
Total current assets	4,715	13,207
Property and equipment, net	37	39
Goodwill and other assets	506	906
	$5,258	$14,152
Liabilities and stockholders’ equity
Accounts payable and accruals	$2,415	$2,583
Common stock	242,817	236,206
Accumulated deficit	(239,974)	(224,637)
	$5,258	$14,152

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